Exhibit 99.1

Highland Transcend Partners I Corp. Announces Pricing of Upsized $275 Million Initial Public Offering

New York – December 2, 2020 – Highland Transcend Partners I Corp. (“Highland Transcend” or the “Company”) announced today that it priced its upsized initial public offering of 27,500,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “HTPA.U” beginning on December 3, 2020. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on NYSE under the symbols “HTPA” and “HTPA WS,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends   to pursue a target in the disruptive commerce, digital media and services, and enterprise software sectors, with a primary focus on North American and European markets. Highland Transcend’s founders include Ian Friedman (Chief Executive Officer and Director), Bob Davis (Executive Chairman), Paul Maeder (Chief Financial Officer) and Dan Nova (Chief Investment Officer).

Goldman Sachs & Co. LLC and J.P. Morgan are acting as the book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,125,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-212-902-1171, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 2, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Ian Friedman

ian@highlandtranscend.com

###